Exhibit 5

Postbus 1110	Rotterdam, 9 October 2009

3000 BC Rotterdam
Weena 750
3014 DA Rotterdam
T +31 10 224 00 00
F +31 10 414 84 44
Eurand N.V.
Olympic Plaza
Fred. Roeskestraat 123
1076 EE Amsterdam
The Netherlands
Ladies and Gentlemen,
Offering of Ordinary Shares of Eurand N.V.
This opinion letter is rendered to you in order to be filed as an exhibit to the registration statement on Form F-3 filed by you with the U.S. Securities and Exchange Commission (as amended, the “Registration Statement”).
We have acted as your legal counsel as to Netherlands law in connection with the issuance of up to 2,000,000 newly to be issued ordinary shares in registered form with a nominal value of EUR 0.01 (the “Shares”) in the capital of Eurand N.V., a public company with limited liability (naamloze vennootschap), organized under the laws of the Netherlands (“Eurand”).
Except as otherwise defined herein, capitalized terms herein are used herein as defined in the Registration Statement. The section headings used in this opinion letter are for convenience or reference only and are not to affect its construction or be taken into consideration in its interpretation.
This opinion letter is addressed to you. It may be relied upon only in connection with the Registration Statement. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters
NautaDutilh N.V. has its seat at Rotterdam, the Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out subject to the general conditions of NautaDutilh N.V., which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request.
ABN AMRO Bank 46.69.93.293; Fortis Bank 64.21.43.218; Postbank 50296; Account Name: Stichting Beheer Derdengelden Advocatuur NautaDutilh.

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not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representation or warranty or other information contained in any document.
In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and we have relied upon the following documents: (i) a copy of the deed of incorporation of Eurand, dated 20 December 1984, (ii) a copy of a deed of amendment of the articles of association of Eurand dated 5 June 2009, (iii) the minutes of annual general meeting of shareholders of Eurand held on 4 June 2009, (iv) written resolutions of the board of Eurand adopted on 25 September 2009 (the “Board Resolutions”), (the minutes mentioned in (iii) and the Board Resolutions are collectively referred to as the “Resolutions”), (v) a copy of a draft private deed of issuance of shares dated 10 September 2009 (document reference number 50070614 M 2161181/2) relating to the issuance of the Shares by Eurand to Cede & Co as nominee of Depository Trust Company (the “Deed of Issue”), (vi) an extract dated today from the Commercial Register relating to Eurand, (vii) a certificate dated today and signed by the Chief Legal Officer of Eurand (the “Officer’s Certificate”) in which she certifies (X) that Eurand has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) had its assets placed under administration (onder bewind gesteld), (iv) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend), or (v) been made subject to any other insolvency proceedings under any applicable law or otherwise be limited in its rights to dispose of its assets, (Y) that the Resolutions are in full force and effect, correctly reflect the resolutions stated in them and the factual statements made in the Resolutions are complete and correct and (Z) as to certain matters resolved on by the board of Eurand with respect to the issuance of the Shares, (viii) a notarial deed of issue of shares against contribution in kind dated 30 December 1999 pursuant to which Eurand (at that point in time named Eurand Pharmaceuticals Holdings B.V.) issued shares to, amongst others Warburg Pincus Equity Partners, L.P. and Warburg Pincus Ventures International Limited (the “Past Deed of Issue I”), (ix) a notarial deed of issue of shares dated 23 May 2003 pursuant to which Eurand issued shares to Gearoid Faherty (the Past Deed of Issue I and the deed of issue mentioned under (ix) jointly hereafter referred to as the “Past Deeds of Issue”) and (x) a spreadsheet prepared by Eurand showing the number of shares currently held by the selling shareholders as referred to in the Registration Statement (the “Selling Shareholders”) and the identification numbers of the shares held by each of them (the “Spreadsheet”).
This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands and, insofar as they are directly applicable in the Netherlands, of the European Community, as at today’s date and as presently in-

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terpreted under published authoritative case law of the Netherlands courts, the European Court of First Instance and the European Court of Justice. We do not express any opinion on Netherlands or European competition law or tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.
The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. This opinion letter may only be relied upon by you, and our willingness to render this opinion letter to you is based, on the condition that you accept that (i) the legal relationship between yourselves and NautaDutilh N.V. is governed by Netherlands law and (ii) any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts at Rotterdam, the Netherlands.
In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.
For the purposes of this opinion letter, we have assumed that:
a.	all documents reviewed by us as originals are complete and authentic and the signatures on these documents are the genuine signatures of the persons purporting to have signed the same, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals and these originals are complete and authentic and the signatures on them are the genuine signatures of the persons purporting to have signed the same;

b.	no defects attach to the incorporation of Eurand (aan haar totstandkoming kleeft geen gebrek) and its deed of incorporation has been executed on the basis of a valid declaration of no-objection by a civil law notary who had the power and authority to execute such deed;

c.	the wording of the execution version of the Deed of Issue will in all material respects be similar to the draft Deed of Issue reviewed by us;

d.	the issue price for the Shares will be determined by a unanimous written resolution adopted by the pricing committee established by the board of

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Eurand in the Board Resolutions and will not be below the floor level set for such issue price in the Board Resolutions;
e.	the corporate resolutions which formed the basis for the issuance of shares in Eurand under the Past Deeds of Issue were valid resolutions, which (i) were in full force and effect at the time of execution of the Past Deeds of Issue and (ii) have not been withdrawn or annulled (vernietigd) since the execution of the Past Deeds of Issue;

f.	the shares issued under the Past Deeds of Issue have been fully paid up in accordance with the terms and conditions of the Past Deeds of Issue;

g.	the contents of the Spreadsheet are complete and correct;

h.	the 6,500,000 shares in Eurand to be sold by the Selling Shareholders and the 1,275,000 shares in Eurand with respect to which the Selling Shareholders have granted an over-allotment option (all as described in the Registration Statement) (such shares jointly the “Selling Shareholders Shares”) will be sold out of shares in Eurand with the following identification numbers: 771,995 up to and including 2,215,087 (with respect to shares to be sold by Gearóid Faherty), 3,164,971 up to and including 15,659,977 (with respect to shares to be sold by Warburg Pincus Ventures International, L.P.) and 19,466,183 up to and including 31,228,940 (with respect to shares to be sold by Warburg Pincus Equity Partners, L.P.);

i.	Each of the parties to the Deed of Issue and the Past Deed of Issue I other than Eurand (i) has been duly formed or incorporated and is validly existing as a legal entity and (ii) has or had the corporate power to enter into Deed of Issue or the Past Deed of Issue I and to perform its obligations thereunder and (iii) has or had taken all corporate actions in connection with entering into the Deed of Issue or the Past Deed of Issue I; and

j.	the statements made in the Officer’s Certificate are complete and correct.
Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter, we are of the opinion that:
1.	Eurand has been duly incorporated and is validly existing as a public company with limited liability (naamloze vennootschap) under Netherlands law.

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2.	The Shares, when issued pursuant to the Deed of Issue validly signed on behalf of all parties thereto and paid for in accordance with the underwriting agreement described in the prospectus comprising a part of the Registration Statement, will be validly issued, fully paid and non-assessable.

3.	The Selling Shareholders Shares, which are outstanding on the date hereof, have been validly issued and are fully paid and non-assessable.
The opinions expressed above are subject to the following qualification:
The term “non-assessable” as used herein means that a holder of a share will not by reason of being merely such a holder, be subject to assessment or calls by Eurand or its creditors for further payment on such share.
We consent to the filing of this opinion as an exhibit to the Registration Statement hereby and further consent to the reference to our firm in the Registration Statement under the caption “Legal Matters”.
Yours faithfully,
NautaDutilh N.V.